Exhibit 99.1

BMP Sunstone Announces Management Changes

PLYMOUTH MEETING, PA., January 8th, 2010 — BMP Sunstone Corporation (Nasdaq: BJGP) (“BMP Sunstone” or the “Company”) today announced the resignation of Mr. Zhiqiang Han as President and Chief Operating Officer of BMP Sunstone, for personal reasons. Mr. Han also resigned as a director of BMP Sunstone and from all of his positions at Sunstone China Pharmaceutical Co., Ltd (“Sunstone China”). Sunstone China is a wholly-owned subsidiary of BMP Sunstone. Mr. Zhijun Tong, a Director of BMP Sunstone and co-founder and former Chairman of Sunstone China, will resume his prior role as Chairman of Sunstone China and will serve as acting General Manager until a successor to Mr. Han is identified.

Mr. David Gao, Chief Executive Officer of BMP Sunstone, stated, “We greatly appreciate the enormous contribution that Mr. Han has made to building Sunstone into one of the leading OTC companies in China and, in particular, the leading pediatric cough/cold range of products under the Hao Wawa brand. We also greatly appreciate that Mr. Tong is ready to step up to work more closely with me to continue driving the growth of Sunstone China.”

David Gao continued, “We are expecting to report a strong 4th Quarter of 2009 as most of our business units performed well, especially at BMP China and Sunstone China, and we reconfirm the guidance of $140 to $150 million in revenue for the year.”

Mr. Tong commented, “As co-founder of Sunstone China, I am delighted to return to a more active role in the management of the company to achieve its full potential in the rapidly growing OTC market in China.”

BMP Sunstone announced in December that several of its products were added to the National Insurance Catalogue. The Company remains fully committed to the growth of both the prescription and OTC businesses in China.

About BMP Sunstone Corporation

BMP Sunstone Corporation (“BMP Sunstone” or the “Company”) is a specialty pharmaceutical company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China. Through Sunstone Pharmaceutical Co. Ltd., the Company manufactures leading pediatric and women’s health products, including two of China’s most recognized brands, “Hao Wawa” and “Confort,” sold throughout the country in approximately 120,000 pharmacies. The Company also markets a portfolio of products under exclusive multi-year licenses into China, primarily focused on women’s health and pediatrics, as well as provides pharmaceutical distribution services through subsidiaries in Beijing and Shanghai. BMP Sunstone’s main office is in Beijing, with a U.S. office in Plymouth Meeting, PA. For more information, please visit www.bmpsunstone.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including but not limited to statements about the Company’s strategic and market penetration strategies and the potential effects of the listing of the Company’s products on China’s National (Medical) Insurance Catalog. These statements are subject to uncertainties and risks including, but not limited to, operating performance, general financial, economic, and political conditions affecting the biotechnology and pharmaceutical industries and the Chinese pharmaceutical market, the ability to timely manufacture and distribute the Company’s products and other risks contained in reports filed by the Company with the Securities and Exchange Commission. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT

Integrated Corporate Relations, Inc.

(Investor Relations)

Ashley M. Ammon 646-277-1227

or Christine Duan 203-682-8200